Exhibit 99.1

Poniard Pharmaceuticals Announces Clinical Data from Picoplatin Phase 2

Small Cell Lung Cancer Trial To Be Presented at

American Society of Clinical Oncology Annual Meeting

— Data from Picoplatin Phase 1 Colorectal and Prostate Cancer Trials

To Be Published in 2007 ASCO Proceedings —

South San Francisco, Calif. (May 23, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that data from a Phase 2 trial of picoplatin, the Company’s lead product candidate, in patients with small cell lung cancer (SCLC) will be presented in a poster session at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) at McCormick Place in Chicago.  Details are as follows:

•                  Abstract #7722, Poster #EE3

A Phase 2 study of picoplatin as second-line therapy for patients with small cell lung cancer who have resistant or refractory disease or have relapsed within 180 days of completing first-line, platinum-containing chemotherapy.

Bentzion D, Lipatov O, Poliakov I, MacKintosh R, Eckardt J, Breitz H.

General Poster Session: Sunday, June 3, 8:00 a.m. to 12 p.m. Central time

S Hall A2

In addition, two picoplatin abstracts have been selected for publication in the 2007 ASCO Proceedings and will be available online through asco.org.  These abstracts include safety data from an ongoing Phase 1/2 study of picoplatin for the potential front-line treatment of colorectal cancer and from an ongoing Phase 1/2 study of picoplatin and docetaxel (Taxotere®) in chemotherapy-naive patients with metastatic hormone-refractory prostate cancer.  Details are as follows:

•                  Abstract #14510

Phase 1 study of picoplatin in combination with 5-fluorouracil and leucovorin as initial therapy in subjects with metastatic colorectal cancer.

Gladkov Jr O, Manikhas G, Biakhov M, Tjulandin S, Karlin D.

•                  Abstract #15546

Phase 1 study of picoplatin and docetaxel with prednisone in patients with chemotherapy-naive metastatic hormone refractory prostate cancer

Roman L, Karlov P, Kaprin A, Gladkov O, Breitz H.

About Picoplatin

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  It is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Poniard is evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial in SCLC and in Phase 1/2 clinical trials in colorectal and hormone-refractory prostate cancers.  On May 1, 2007, the Company announced treatment of the first patient in its pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin in SCLC, which is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.  Poniard received orphan drug designation from the U.S. Food and Drug Administration in November 2005 for picoplatin for the treatment of SCLC.  Poniard also is evaluating an oral formulation of picoplatin in a Phase 1 clinical trial.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  The Company’s lead drug product candidate is picoplatin, which is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of its proposed product; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Form 10-Q for the period ended March 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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